Exhibit 10.1

AMENDMENT NO. 5 TO TRANSACTION DOCUMENTS

 Dated as of May 30, 2008

THIS AMENDMENT NO. 5 TO TRANSACTION DOCUMENTS (this “Amendment No. 5”) is entered into by and among MVL Film Finance LLC (the “Borrower”), MVL Productions LLC (“MPROD”), Marvel Studios, Inc. (“Marvel Studios” and together with the Borrower and MPROD, collectively, the “Marvel Parties”) and Ambac Assurance Corporation, in its capacity as Control Party (as defined in the Credit Agreement referred to below) (“Ambac”).  All capitalized terms used herein without definition shall have the meanings specified in the Credit Agreement referred to below, or, if not defined therein, in the Master Agreement referred to below.

PRELIMINARY STATEMENTS:

(1)           WHEREAS, reference is made to (i) the Credit and Security Agreement dated as of August 31, 2005 (the “Credit Agreement”) among the Borrower, the financial institutions and commercial paper conduits from time to time party thereto, General Electric Capital Corporation, as Administrative Agent, and the Collateral Agent, (ii) the Master Development and Distribution Agreement dated as of August 31, 2005 (the “Master Agreement”) among the Marvel Parties, (iii) Amendment No. 1 to Transaction Documents dated as of September 29, 2006 (“Amendment No. 1”), Amendment No. 2 to Transaction Documents dated as of February 21, 2007 (“Amendment No. 2”), and Amendment No. 3 to Transaction Documents dated as of April 13, 2007 (“Amendment No. 3”) each by and between the Marvel Parties, Marvel Characters, Inc., MVL Rights LLC, Ambac and the Collateral Agent, and (iv) Acknowledgement No. 1 to Transaction Documents dated as of April 6, 2007 (“Acknowledgment No. 1”), and Amendment No. 4 to Transaction Documents dated as of January 15, 2008 (“Amendment No. 4”) each by and among Ambac and the Marvel Parties;

(2)           WHEREAS, the Marvel Parties have asked Ambac to consent to an amendment to the Transaction Documents to permit: (i) the Marvel Parties’ parent company, Marvel Entertainment, Inc. (“MEI”) to, under certain conditions, purchase the Reserved Foreign Distribution Rights; and (ii) MVL Rights LLC (“MRI”) to make capital contributions for the Motion Pictures and to provide that such amounts may be utilized under the conditions set forth herein and therein to satisfy the Cumulative Pre-Sales Test;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby agree as follows:

SECTION 1.

(a)        Section 3(c)(ii) of the Master Agreement is hereby amended to delete the last sentence and to replace it with the following three sentences:

“In addition, if the sale of the Reserved Foreign Distribution Rights does not achieve such target for such Motion Picture or for all Completed Films and all Motion Pictures then in production, MRI may also make up the shortfall, in whole or in part, and in its sole discretion, by making cash equity contributions to the Borrower in accordance with the Borrower’s organizational documents for use by the Borrower solely for payment of amounts in respect of the Budget of such Motion Picture (such contributions, the “Equity Amounts”).  Any Co-Financing Amounts received pursuant to such Co-Financing Transactions (other than amounts with respect to clause (b) in the definition of “Co-Financing Commitment”) or Equity Amounts shall be counted towards such target for sale of the Reserved Foreign Distribution Rights.

(b)           Section 3(c)(iii) of the Master Agreement is hereby amended to add at the end thereto as follows:

“Notwithstanding any provision of the Transaction Documents to the contrary, the Master Distributor may at its election, but subject to the MEI Pre-Sale Restrictions, enter into MEI Pre-Sale Agreements in order to satisfy its obligations under Section 3(c)(ii) above with respect to the Reserved Foreign Distribution Rights; and MRI may at its election make cash contributions of Equity Amounts to the Borrower in accordance with the Borrower’s organizational documents for use by the Borrower solely for payment of amounts in respect of the Budget of such Motion Picture.”

(c)      Section 1(a) of the Master Agreement is hereby amended to add the following at the end of the definition of “Co-Financing Commitment”:

“; provided, that each Person providing such a Co-Financing Commitment shall, by the terms of such Co-Financing Commitment, only be entitled to receive Gross Receipts of such Motion Picture arising from, and shall only be secured by, such Reserved Foreign Distribution Rights, such Distribution Rights or such “soft money” benefits, as the case may be, and proceeds thereof that are the subject of such Co-Financing Commitment.

(d)      Section 1(a) of the Master Agreement is hereby amended to add the following at the end of the definition of “Co-Financing Loan Agreement”:

“; provided, that each Person lending under such a Co-Financing Loan Agreement or secured by such Reserved Foreign Distribution Rights shall, by the terms of such Co-Financing Loan Agreement, only be entitled to receive Gross Receipts of such Motion Picture arising from such Reserved Foreign Distribution Rights that are the subject of such Co-Financing Loan Agreement, and shall not be secured by any other property of the Production Services Company or Master Distributor other than such Reserved Foreign Distribution Rights and proceeds thereof.”

(e)           Section 1(a) of the Master Agreement is hereby amended to add the following defined terms:

“Equity Amounts” has the meaning set forth in Section 3(c)(ii).

“MEI Pre-Sale Agreement” means a pre-sale agreement under which MEI purchases from the Master Distributor all or part of the Reserved Foreign Distribution Rights for a Motion Picture and which complies with the MEI Pre-Sale Restrictions.

“MEI Pre-Sale Amounts” means any net amount actually received by MVL with respect to a Motion Picture on a non-refundable basis, pursuant to a MEI Pre-Sale Agreement.

“MEI Pre-Sale Restrictions” means that the Master Distributor shall not sell on behalf of MVL all or part of the Reserved Foreign Distribution Rights for a Motion Picture to MEI unless: (i) the guaranteed compensation (i.e., the “minimum guaranty”) offered by MEI for such rights is not less than 110% of the guaranteed compensation offered by any third party for such rights on such Motion Picture or any other Motion Picture (e.g., if the highest offer for a Motion Picture in Japan is $10,000,000 then the MEI pre-sale agreement must provide for guaranteed compensation of at least $11,000,000); (ii) the purchase price paid by MEI constitutes reasonably equivalent value; (iii) all other material terms of the MEI Pre-Sale Agreement are similar or more favorable to MVL than are available from a third party; (iv) the MEI Pre-Sale Agreement shall provide that MEI and its affiliates will not self-distribute such Reserved Foreign Distribution Rights; and (v) the MEI Pre-Sale Agreement shall provide that MEI will resell to an unaffiliated third party such Reserved Foreign Distribution Rights and in the event such resale is for more than the amount it paid to MVL, then MEI shall remit such additional amounts to MVL as additional compensation under the MEI  Pre-Sale Agreement.

(f)       The defined term “Cumulative Pre-Sales Percentage” set forth in Schedule I of the Credit Agreement is hereby amended to add at the end thereto as follows:

“For the avoidance of doubt and notwithstanding any provision of the Transaction Documents to the contrary, the numerator described in (i)(b) above shall include all MEI Pre-Sale Amounts (but not to exceed the greater of (x)110% of the guaranteed compensation offered by any third party for such rights on a Motion Picture or any other Motion Picture and (y), if MEI shall have subsequently sold such rights in compliance with clause(v) of the definition of MEI Pre-Sale Restrictions, the actual amount of the guaranteed cash compensation paid by any third party for such rights and received by the Borrower in accordance with clause (v) of the definition of “MEI Pre-Sale Restrictions”) and all Equity Amounts.”

SECTION 2.   Representations and Warranties of the Marvel Parties.

2.1       The Marvel Parties each hereby represents and warrants to Ambac as follows:

(a)           It is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)           The execution, delivery and performance by it of this Amendment No. 5 and each Transaction Document to which it is a party, and the transactions contemplated hereby and thereby, are within its limited liability company or corporate powers, have been duly authorized by all necessary limited liability company or corporate action, and do not

(i) contravene, or constitute a default under, its constitutive documents, (ii) violate any Law or applicable writ, judgment, injunction, decree, determination or award except where such violations, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (iii) conflict with or result in the breach of, or constitute a default under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on it or any of its properties, in each case which breach or default has not been permanently waived in accordance therewith or (iv) result in or require the creation or imposition of any Adverse Claim upon or with respect to any of its properties, other than Permitted Liens.

(c)           No consent of any other Person and no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party that has not been obtained is required for the due execution, delivery or performance by it of this Amendment No. 5 or any Transaction Document to which it is or is to be a party.

(d)           This Amendment No. 5 has been, and each Transaction Document to which it is a party has been, duly executed and delivered by it and is its legal, valid and binding obligation, enforceable against it in accordance with the terms of such document, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

2.2       In addition, the Marvel Parties each hereby represents and warrants to Ambac as follows:

No Event of Default, Potential Event of Default, MSI Default Event, MEI Event of Default or Acceleration Event has occurred and is continuing or would result from the execution, delivery and performance by it of this Amendment No. 5 and the transactions contemplated hereby.

SECTION 3.   Reference to and Effect on the Transaction Documents, Etc.

(a)           This Amendment No. 5 shall pertain only to the matters expressly referred to above and is effective only for the limited purposes set forth above, and shall not be deemed to authorize any other action or non-compliance on the Borrower’s, MPROD’s or Marvel Studio’s part.

(b)           The Transaction Documents, as specifically modified by Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4, Acknowledgment No. 1 and this Amendment No. 5 are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.  This Amendment No. 5 constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, there being no other agreements or understandings, oral, written or otherwise, respecting such subject matter, any such agreement or understanding being superseded hereby.

SECTION 4.   Execution in Counterparts

.  This Amendment No. 5 may be executed in any number of counterparts and by any combination of the parties hereto in separate counterparts, each of which counterparts shall be an original and all of which taken together shall constitute one and the same Amendment No. 5.  Delivery of an executed counterpart of a signature page to this Amendment No. 5 by facsimile shall be effective as delivery of a manually executed counterpart of this Amendment No. 5.

SECTION 5.   Governing Law.  This Amendment No. 5 shall be governed by, and construed in accordance with, the internal laws of the State of New York.

[Signature pages follow]

IN WITNESS WHEREOF, the undersigned have caused this Amendment No. 5 to be executed by their respective officers thereunto duly authorized, as of the date first above written.

AMBAC ASSURANCE CORPORATION By /s/ Matthew Tocks Name: Matthew Tocks Title: Vice President

MVL FILM FINANCE LLC

By   /s/ Michael Ross
Name: Michael Ross
Title:   SVP, Legal Affairs

MVL PRODUCTIONS LLC

By   /s/ Ryan Potter
Name: Ryan Potter
Title:   Secretary

MARVEL STUDIOS, INC.

By   /s/ Tim Connors
Name:  Tim Connors
Title: EVP, Business Affairs and Operations